                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

    This Employment Agreement ("Agreement") made and entered into as of the 1st day of June, 1994, by and between AAR CORP., a Delaware corporation ("Company"), and DAVID P. STORCH ("Employee").

    WHEREAS, the Company currently employs Employee as President and Chief Operating Officer; and

    WHEREAS, Employee is currently an elected director of the Company; and

    WHEREAS, the Company and Employee desire to enter into an employment agreement continuing such employment pursuant to mutually acceptable terms.

    NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

    1.   EMPLOYMENT.   The Company  hereby employs Employee  and Employee hereby
accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

    2. TERM. The term of this Agreement shall commence as of the date hereof and, unless earlier terminated as hereinafter provided, shall end on May 31, 1997, subject to extension as follows:

           On each day after May 31, 1994, while the Employee continues in employment hereunder, the term of employment shall automatically be extended for an additional one-day period so that on any day from and after June 1, 1994, while the Employee continues in employment hereunder, the term of employment shall expire three years thereafter until terminated pursuant to the terms hereof.

    3.  DUTIES.

    (a) Employee shall have the title, duties and responsibilities of President and Chief Operating Officer and such other duties and responsibilities as may from time to time be assigned that are consistent with such duties and responsibilities and shall report to the Chairman and Chief Executive Officer of the Company.

    (b) Employee agrees to do and perform all such acts and duties faithfully and diligently and to furnish such services as the Chairman and Chief Executive Officer may from time to time direct, and do and perform all acts in the ordinary course of business of the Company (within such limits as the Company may prescribe) necessary and conducive to the best interest of the Company.

    (c) Employee agrees to devote his full time, energy and skill to the business of the Company and to the promotion of the best interests of the Company and the performance of his duties as President and Chief Operating Officer of the Company; provided that the Employee shall not (to the extent not inconsistent with paragraphs 3(d) and 10(b) below) be prevented from (a) serving as a director of any corporation consented to in advance by resolution of the Board of Directors of the Company, (b) engaging in charitable, religious, civic or other non-profit community activities, or (c) investing his personal assets in such form or manner as will not require any substantial services on his part in the operation or affairs of the business in which such investments are made which would detract from or interfere or cause a conflict of interest with performance of his duties hereunder.

    (d) Employee agrees to observe policies and procedures of the Company in effect from time to time applicable to employees of the Company including, without limitation, policies with respect to employee loyalty and prohibited conflicts of interest.

    4. COMPENSATION. The Company shall pay to Employee, for all services to be performed by Employee an annual base salary ("Base Salary") at the rate of Three Hundred Thirty-Two Thousand Dollars ($332,000.00) per fiscal year, or such greater amount as may be authorized by the Board of Directors of the Company, in its sole discretion upon annual review during the term of employment, payable in periodic installments in accordance with the Company's payroll practice in effect from time to time and prorated for any portion of a fiscal year (Company's fiscal year currently being the period from June 1 of each year through May 31 of the following year).

    5. INCENTIVE BONUS PAYMENTS. In addition to the Base Salary described above, Employee will continue to participate in and receive payments under such incentive bonus programs as the Company, in its sole discretion, may authorize from time to time for Employee and other executive officers of the Company; provided, however, Employee will be entitled to the following during the term of this Employment Agreement:

        (a) ANNUAL DISCRETIONARY INCENTIVE BONUS OPPORTUNITY.

           Employee will have an annual incentive bonus opportunity of up to 100% of base salary, subject to annual financial targets approved by the Compensation Committee of the Board of Directors, and allocated 25% for asset management and 75% for operating performance. Performance will be measured against annual financial targets approved by the Compensation Committee of the Board of Directors. Any bonus granted under this subprovision in an amount equal to 80% or less of base salary shall be paid in cash and the balance shall be paid in restricted stock awards subject to the Company's qualified Stock Benefit Plan (valued at NYSE closing price on date of grant). Thirty-three and one third percent (33 1/3%) of each such restricted stock award shall vest on the successive anniversary dates of the respective award over a three year period based solely on the passage of time without reference to continued employment with the Company.

           The cash portion of the incentive bonus payable under this subprovision 5(a) will be paid no later than the 15th of July following the end of the fiscal year; the restricted stock awards shall have a grant date of July 15 each year.

        (b) INCENTIVE STOCK BONUS AWARDS.

           (1) RESTRICTED STOCK.

               The Company will grant Employee restricted stock awards (i) subject to the terms of the Company's qualified Stock Benefit Plan and Employee's continued employment with the Company on the vesting date, and (ii) subject to the discretion of the Compensation Committee to establish reasonable performance criteria applicable to such grants on or before each award grant date, as follows:

     GRANT DATE         NUMBER OF SHARES
- --------------------  ---------------------
October 1, 1994                 8,250
October 1, 1995                 9,075
October 1, 1996                 9,983

           Thereafter, the Compensation Committee of the Board of Directors will consider Employee for additional restricted stock awards on an ad hoc basis in its sole discretion.

               Twenty percent (20%) of each such restricted stock award shall be scheduled to vest on the successive grant date anniversary of the respective award over a five

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
           year period. Their terms and conditions shall be consistent with restricted stock awards made to other executive officers of the Company or, if none are made, those most recently heretofore made to Employee.

           (2) STOCK OPTION GRANTS.

               The Company will grant Employee stock options for 60,000 shares of Company Common Stock subject to the terms of the AAR CORP. Stock Benefit Plan in fiscal 1995 at such time as it makes stock option grants to other key employees under the Plan. Thereafter, the Compensation Committee of the Board of Directors will consider Employee for additional stock option grants annually during the term hereof commensurate with his position and duties as President and Chief Operating Officer in their sole discretion at such time as it considers annual stock option grants for other key employees. All such grants shall vest 20%/year over a five year period and have a life of 10 years from date of grant. Other terms and conditions shall be consistent with grants made to other executive officers of the Company at the time of grant.

    6. VACATION AND FRINGE BENEFITS. Employee will accrue vacation in accordance with the Company's policy in effect from time to time for other executive officers; provided that no decrease in vacation benefits from those available on the date hereof shall be applicable to Employee during the term hereof. Employee shall be entitled to participate, according to eligibility provisions of each, in such medical, life and disability insurance programs, profit sharing plans, retirement plans and in other fringe benefit plans as may be in effect from time to time during the term hereof and available to other executive officers of the Company.

    7. CLUB DUES AND BUSINESS EXPENSES. During the term hereof, Employee will be entitled to reimbursement for normal travel and business expenses in accordance with applicable Company policy, and will be reimbursed membership dues in the Green Acres Country Club, the Standard Club and such professional clubs/organizations that are appropriate and conducive to the performance of his duties.

    8. PROFESSIONAL FEES. The Company will reimburse Employee for professional financial planning and income tax preparation assistance expenses actually incurred in an amount not to exceed $5,000/year during the term hereof.

    9.  TERMINATION.

    (a) The Company may terminate this Agreement at any time for Cause. Any such termination will be by majority action of the Board of Directors (with Employee's vote disregarded) taken at a regular or specially called meeting of the Board, after a minimum 10 day notice thereof to Employee, with termination of this Agreement listed as an agenda item. Employee will be given a reasonable opportunity to be heard at such meeting with counsel present if Employee desires.

    The term "Cause" shall be limited to a good faith finding by resolution of the Board of Directors setting forth the particulars thereof, of (i) any material breach by Employee of any statutory or common law duty of loyalty, or
(ii) any material breach of this Agreement which, if curable, is not cured within ten (10) days of notice thereof to Employee. Such resolution shall be final and binding upon the Employee.

    Upon termination for Cause, no further compensation or benefits shall accrue or be payable to Employee hereunder except for any compensation, bonus or other benefits which have accrued to Employee prior to the date of any such termination.

    (b) The Company may terminate this Agreement at any time prior to a Change in Control of the Company as defined in Section 12(c) below for unsatisfactory performance by Employee of his

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
duties and responsibilities hereunder (including but not limited to failure to meet financial goals as may be approved by the Compensation Committee), provided that the Company has given Employee (i) written notice setting forth the particulars of his performance deficiencies and (ii) six months opportunity to correct them to the satisfaction of the Company. Any termination under this section 9(b) shall be by resolution of the Board of Directors of the Company, which shall be final and binding upon Employee. In the event of termination pursuant to this section 9(b), the Company will pay to Employee, monthly for 24 months, an amount (subject to applicable withholding) equal to Employee's regular monthly base salary at time of termination; provided, however, all such payment obligations shall terminate immediately upon any breach by Employee of paragraph 10 of this Agreement. Upon termination pursuant to this section 9(b), no further compensation or benefits shall accrue or be payable to Employee under this Agreement except for (i) the salary continuation payments provided for above, and (ii) any compensation bonus or other benefits which have accrued to Employee prior to the date of any such termination.

    (c) The Company or the Employee may terminate this Agreement at any time because of the Disability of Employee. "Disability" shall mean a physical or mental condition which has prevented Employee from substantially performing his duties under this Agreement for a period of 180 days and which is expected to continue to render Employee unable to substantially perform his duties for the remaining term of this Agreement on a full-time basis. The Company will make reasonable accommodation for any handicap of Employee as may be required by applicable law.

    In the event of termination by the Company for Disability, a good faith determination of the existence of a Disability shall be made by resolution of the Board of Directors of the Company, in its sole discretion, setting forth the particulars of the Disability which shall be final and binding upon the Employee. The Company may require the submission of such medical evidence as to the condition of the Employee as it may deem necessary in order to arrive at its determination of the occurrence of a Disability. Employee will be provided with reasonable opportunity to present additional medical evidence as to the medical condition of Employee for consideration prior to the Board making its determination of the occurrence of a Disability.

    Upon termination of this Agreement for Disability, Employee will continue to be eligible to participate in the Company's medical, dental and life insurance programs available to executive officers in accordance with their terms applicable to employees for a period of 3 years from the date of such termination of this Agreement.

    (d) This Agreement shall automatically terminate upon the death of Employee during the term. In such event, death benefits payable under any of the Company's benefit plans in which Employee was a participant at the time of his death shall be payable in accordance with the terms of such plans.

    (e) Employee may terminate this Agreement upon 30 days written notice if any person other than Employee is selected by the Board of Directors to succeed the present Chief Executive Officer upon his retirement, resignation or other departure from that office. In the event of termination by Employee for such reason, the Company will pay to Employee, monthly for 24 months, an amount (subject to applicable withholding) equal to Employee's regular monthly base salary at time of termination plus an amount equal to 1/12th of the most recent fiscal year cash bonus paid to Employee; provided all such payment obligations shall terminate immediately upon any breach by Employee of paragraph 10 of this Agreement. Upon termination of this Agreement by Employee pursuant to this paragraph, no further compensation or benefits shall

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
accrue or be payable to Employee under this Agreement except for (i) the salary continuation payments provided for above, and (ii) any compensation, bonus or other benefits which have accrued to Employee prior to the date of any such termination.

    10.  CONFIDENTIAL INFORMATION AND RESTRICTION OF COMPETITION.

    (a) Employee acknowledges that the trade secrets, confidential information, secret processes and know-how developed and acquired by the Company and other subsidiaries of the Company (together the "Affiliated Companies") are among their most valuable assets and that the value of such information may be destroyed by unauthorized disclosure. All such trade secrets, confidential information, secret processes and know-how imparted to or learned by Employee in the course of his employment with respect to the business of the Affiliated Companies (whether acquired before or after the date hereof) will be deemed to be confidential and will not be used or disclosed by Employee, except to the extent necessary to perform his duties and, in no event, disclosed to anyone outside the employ of the Affiliated Companies and their authorized consultants and advisors, unless either such information is or has been made generally available to the public or express written authorization to use or disclose such information has been given by the Company. If Employee ceases to be employed by the Company for any reason, he shall not take with him any documents or other papers containing or reflecting trade secrets, confidential information, secret processes or know-how. Employee acknowledges that his employment hereunder will place him in a position of utmost confidence and that he will have access to confidential information concerning the operation of the business of the Affiliated Companies, including, but not limited to, manufacturing methods, developments, secret processes, know-how, costs, prices and pricing methods, sources of supply and customer names and relations. All such information is in the nature of a trade secret and is the exclusive property of the Affiliated Companies and shall be deemed confidential information for the purposes of this paragraph.

    (b) Employee agrees that during the term hereof and for a period of two (2) years after voluntary termination of employment hereunder by Employee or termination of employment hereunder by Company pursuant to section 9 above, he shall not, without the express written consent of the Company, either alone or as a consultant to, or partner, employee, officer, director, or stockholder of any organization, entity or business, (i) engage in direct or indirect competition with the Company or any Affiliated Company within 100 miles of any location within the United States of America or any other country where the Company or any Affiliated Company does business from time to time during the term hereof; (ii) solicit in connection with any activity which is competitive with any of the businesses of the Company or any Affiliated Company, any customers or suppliers of the Company or any Affiliated Company; (iii) solicit for employment any sales, marketing or management employee of Company or any Affiliated Company or induce or attempt to induce any customer or supplier of the Company or any Affiliated Company to terminate or materially change such relationship. Company and Employee acknowledge the reasonableness of this covenant not to compete and non-solicitation and the reasonableness thereof, including but not limited to the geographic area and duration of time which are a part hereof. This covenant not to compete may be enforced with respect to any geographic area in which the Company or any Affiliated Company does business during the term hereof. Nothing herein shall prohibit Employee from being the legal or equitable holder of not more than 5% of the outstanding capital stock of any publicly held corporation which may be in direct or indirect competition with the Company or any Affiliated Company.

    (c) If at any time, any clause or portion of this Section 10 shall be deemed invalid or unenforceable by the laws of the jurisdiction in which it is to be enforced by reason of being vague or unreasonable as to duration, geographic scope, nature of activities restricted, or for any other reason, this provision shall be considered divisible as to such portions and the foregoing restrictions shall become and be immediately amended to include only such duration, scope or restriction and such event as shall be deemed reasonable and enforceable by the court or other body having jurisdiction to enforce this Agreement; and the parties hereto agree that the restrictions, as so amended, shall be valid and binding as though the invalid or unenforceable portion had not been involved herein.

    (d) The Employee acknowledges and agrees that the Company would be irreparably harmed by violations of this Section 10 and in recognition thereof, the Company shall be entitled to an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

    (e) This Section 10 shall survive any termination of this Agreement and any termination of Employee's employment.

    11. CHANGES IN BUSINESS. The Company, acting through its Board of Directors, will at all times have complete control over the Company's business. Without limiting the generality of the foregoing, the Company may at any time or times change or discontinue any or all of its present or future operations, may close or move any one or more of its divisions or offices, may undertake any new servicing or sales operation, may sell any one or more of its divisions or offices to any company not controlled, directly or indirectly, by the Company or may take any and all other steps which its Board of Directors, in its exclusive judgment, shall deem desirable, and Employee shall have no claim or recourse by reason of such action. Provided, however, no such action shall result in the reduction of Employee's Base Salary hereunder; provided, further that if the Company discontinues operations, a discretionary bonus may or may not be granted, however, Employee will be entitled to a pro-rata share of any non-discretionary incentive bonus through the date of discontinuance. Said pro-rata bonus will be calculated by the Chief Financial Officer of the Company whose determination will be final.

    12.  CHANGE IN CONTROL.

    (a) In the event of a Change in Control of the Company and (i) the Company terminates this Agreement for other than Cause or Disability, or (ii) Employee terminates this Agreement for Good Reason by written notice to the Company setting forth the particulars thereof after having given the Company notice and opportunity to be heard with respect thereto,

        (1) the Company shall promptly pay to Employee, in a lump sum, a cash payment in an amount equal to three times Employee's average total compensation (base salary plus cash bonus) for the last two fiscal years or such lesser amount as Employee may elect to take, subject to applicable withholding, and

        (2) Employee shall continue to be covered by and receive the benefits, in accordance with their terms, of all of the Company's medical, dental and life insurance plans, for three years thereafter but at no less than the levels he was receiving immediately prior to the Change in Control.

        (3) Employee shall receive an additional retirement benefit, over and above that which Employee would normally be entitled to under the Company's retirement plans applicable to Employee, equal to the actuarial equivalent of the additional amount that Employee would have earned under such retirement plans or programs had he accumulated three additional continuous years of service. Such amount shall be paid to the executive in a cash lump sum payment at his normal retirement age. Employee may also elect to receive such payment at

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
    his early retirement age, as provided for in the retirement plans, with a corresponding actuarial reduction in the amount of such payment based upon the earlier date of such payment.

    (b) The amounts paid to the Employee under this Change in Control provision applicable to Employee shall be considered severance pay in consideration of past services Employee has rendered to the Company and in consideration of Employee's continued service from the date hereof to entitlement to those payments.

    (c) For purposes of this provision

         (i) "Change in Control" means the earliest of:

           (1) the occurrence of any "Distribution Date", as such term is defined in Section 3 of the Rights Agreement between the Company and The First National Bank of Chicago, dated July 21, 1987, as amended;

           (2) the effective time of a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding common stock, $1.00 par value, of the Company immediately prior to such merger or consolidation (other than those who are affiliates of any such other corporation, as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) hold less than 70% of the voting stock of the surviving or resulting corporation or its parent;

           (3) the effective time of a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 70% of the voting stock; or

           (4) the election to the Board during any 3 year period, without the recommendation or approval of the incumbent Board, of the lesser of (A) three directors or (B) directors constituting a majority of the number of directors of the Company then in office; or

           (5) the occurrence of any arrangement or understanding relating to the Company which would give rise to a filing requirement with the Securities and Exchange Commission pursuant to Rule 14f-1 of the Exchange Act Rules under the Securities Exchange Act of 1934.

        (ii) "Good Reason" means:

           (1) a material reduction in the nature or scope of Employee's duties, responsibilities, authority, power or functions from those enjoyed by Employee immediately prior to the Change in Control; or

           (2) a good faith determination by Employee that as the result of a Change in Control and a material change in employment circumstances thereafter, he is unable to carry out his duties and responsibilities contemplated by this Agreement in a manner consistent with the practices, standards, values or philosophy of the Company immediately prior to the Change in Control; or

           (3) a material breach of this Agreement by the Company; or

           (4) a relocation of the primary place of employment of at least 100 miles.

    (d) The Company will pay reasonable legal/attorney's fees incurred by Employee in connection with enforcement of any right or benefit under this provision.

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
    13. NOTICES. Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be delivered personally or deposited in the United States mail, with proper postage prepaid, telegram, teletype, cable or facsimile transmission to the addresses listed below:

        (a) If to the Company, to:

           AAR CORP.
           1111 Nicholas Boulevard
           Elk Grove Village, Illinois 60007
           Attention: Chairman and Chief Executive Officer

           With a copy to:

           AAR CORP.
           1111 Nicholas Boulevard
           Elk Grove Village, Illinois 60007
           Attention: General Counsel

        (b) If to Employee, to:

           David P. Storch
           908 Elm Place
           Glencoe, IL 60022

or to such other address as either party may from time to time designate by notice to the other. Each notice shall be effective when such notice and any required copy are delivered to the applicable address.

    14.  NON-ASSIGNMENT.

    (a) The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Employee, and any attempted unpermitted assignment shall be null and void and without further effect; provided, however, that, upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into or the combination with another corporation or other business entity, or upon the liquidation or dissolution of the Company, this Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, or the shareholder effecting such liquidation or dissolution, as the case may be. After any such transaction, the term Company in this Agreement shall refer to the entity which conducts the business now conducted by the Company. The provisions of this Agreement shall be binding upon and inure to the benefit of the estate and beneficiaries of Employee and upon and to the benefit of the permitted successors and assigns of the parties hereto.

    (b) The Employee agrees on behalf of himself, his heirs, executors and administrators, and any other person or person claiming any benefit under him by virtue of this Employment Agreement, that this Employment Agreement and all rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or by any beneficiary, heir, executor, administrator or other person claiming under the Employee by virtue of this Employment Agreement and shall not be subject to execution, attachment or similar process. Any attempted assigned, transfer, pledge or hypothecation or any other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions or the levy or any execution, attachment or similar process thereon shall be null and void and without further effect.

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
    15. SEVERABILITY. If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

    16. CONSTRUCTION. Careful scrutiny has been given to this Agreement by the Company, Employee, and their respective legal counsel. Accordingly, the rule of construction that the ambiguities of the contract shall be resolved against the party which caused the contract to be drafted shall have no application in the construction or interpretation of this Agreement or any clause or provision hereof.

    17. ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof, including, but not limited to, all prior compensation arrangements between the Company and the Employee concerning compensation and benefits. This Agreement shall not be modified or amended except by the mutual written agreement of the Company and Employee.

    18. WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    19. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles.

    20.   EXECUTION.   This Agreement may be  executed in multiple counterparts,
each of which shall be deemed an original and which shall constitute but one and the same Agreement.

    WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

                                          Employer:

                                          Compensation Committee
                                          AAR CORP. Board of Directors

                                          By:        /s/ Erwin E. Schulze

                                             -----------------------------------
                                             Erwin E. Schulze,
                                             CHAIRMAN

                                          AAR CORP.

                                          By:         /s/ Ira A. Eichner

                                             -----------------------------------
                                             Ira A. Eichner
                                             CHAIRMAN & CHIEF EXECUTIVE OFFICER

                                          Employee:

                                                       /s/ David P. Storch

                                             -----------------------------------
                                             David P. Storch

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